PREPARED BY:
Shannon Gray
Carlton Fields, P.A.
4221 W. Boy Scout Boulevard, Suite 1000
Tampa, Florida  33607-5736
RECORD AND RETURN TO:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attn: Mark Simon, Esq.

space above this line for processing data	space above this line for processing data
Date: November 1, 2007
THIRD AMENDED AND RESTATED
MORTGAGE, ASSIGNMENT OF LEASES
AND RENTS AND SECURITY AGREEMENT
(“this Mortgage”)

FROM

DOLPHIN MALL ASSOCIATES LLC,
a limited liability company organized and existing under the laws of the State of Delaware (formerly known as Dolphin Mall Associates Limited Partnership, a Delaware limited partnership)

(“Mortgagor”)

Address and Chief Executive
Office of Mortgagor:

c/o The Taubman Company LLC
200 East Long Lake Road - Suite 300
Bloomfield Hills, Michigan 48304

TO

EUROHYPO AG, NEW YORK BRANCH

as Administrative Agent for the Banks (as hereinafter defined)
(together with its successors in such capacity, “Mortgagee”)

Address of Mortgagee:

1114 Avenue of the Americas, 29th Floor
New York, New York 10036

Mortgage Amount:  $139,937,956.17
NOTICE TO RECORDER:
THIS THIRD AMENDED AND RESTATED MORTGAGE, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT AMENDS AND RESTATES THAT CERTAIN SECOND AMENDED AND RESTATED MORTGAGE, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT DATED AS OF AUGUST 9, 2006 AND RECORDED AUGUST 24, 2006 IN OFFICIAL RECORDS BOOK 24853, PAGE 862 (“EXISTING MORTGAGE”).  THE EXISTING MORTGAGE AMENDS AND RESTATES THAT CERTAIN AMENDED, RESTATED AND RENEWED MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, FIXTURE FILING AND SECURITY AGREEMENT DATED AS OF FEBRUARY 11, 2004 (“AMENDED MORTGAGE”) GIVEN BY MORTGAGOR IN FAVOR OF COLUMN FINANCIAL, INC. (“ORIGINAL LENDER”) AND RECORDED IN OFFICIAL RECORDS BOOK 22080, PAGE 959 IN THE PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA.  THE AMENDED MORTGAGE WAS A RENEWAL AND RESTATEMENT OF THAT CERTAIN MORTGAGE, ASSIGNMENT OF RENTS AND SECURITY AGREEMENT DATED AS OF OCTOBER 6, 1999, AND RECORDED IN OFFICIAL RECORDS BOOK 18816, PAGE 4432 OF THE PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA (AS AMENDED AND MODIFIED, “ORIGINAL MORTGAGE’).  FLORIDA DOCUMENTARY STAMP TAXES AND NON-RECURRING INTANGIBLE PERSONAL PROPERTY TAXES WERE PAID IN FULL UPON THE RECORDING OF THE ORIGINAL MORTGAGE BASED ON THE PRINCIPAL AMOUNT OF $145,000,000.00.  THE CONSOLIDATED NOTE (AS DEFINED BELOW) RENEWS AND RESTATES THE UNPAID PRINCIPAL BALANCE OF THE FIRST CONSOLIDATED NOTE (AS DEFINED BELOW).  NO ADDITIONAL FLORIDA DOCUMENTARY STAMP TAXES OR NON-RECURRING INTANGIBLE PERSONAL PROPERTY TAXES ARE DUE UPON RECORDATION OF THIS INSTRUMENT BECAUSE THIS IS AN EXEMPT RENEWAL UNDER SECTIONS 201.09 AND 199.145 OF THE FLORIDA STATUTES.

TABLE OF CONTENTS

Whereas, Mortgagor executed that certain Amended, Restated and Renewal Mortgage, Assignment of Leases and Rents, Fixture Filing and Security Agreement dated as of February 11, 2004 in favor of Column Financial, Inc. (“Original Lender”) which was recorded in Official Records Book 22080, Pages 959-993 in the Public Records of Miami-Dade County, Florida (“Amended Mortgage”) securing that certain Amended and Restated Renewal Note A made by Mortgagor in the original principal amount of $83,000,000.00 (“Note A”), that certain Amended and Restated Renewal Note B-1 made by Mortgagor payable to Original Lender in the original principal amount of $17,500,000.00 (“Note B-1”), that certain Amended and Restated Renewal Note B-2 made by Mortgagor payable to Original Lender in the original principal amount of $17,500,000.00(“Note B-2”) and that certain Amended and Restated Renewal Note C made by Mortgagor payable to Original Lender in the original principal amount of $27,000,000.00 (“Note C”; Note A, Note B-1, Note B-2 and Note C are hereinafter referred to as “Original Note”); the Original Note and Original Mortgage were assigned to Wells Fargo Bank, N.A., as trustee for the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-TFL1 pursuant to that certain Assignment of Amended, Restated and Consolidated Mortgage, Assignment of Leases and Rents, Fixture Filing and Security Agreement dated February 9, 2004, recorded in Official Records Book 22541, Page 436 in the Public Records of Miami-Dade County, Florida and re-recorded in Official Records Book 22629, Page 3192; and

Whereas, the Original Note and Amended Mortgage had been assigned to Mortgagee by Assignment of Note, Mortgage and Other Loan Documents, dated August 9, 2006, recorded August 24, 2006 in Official Records Book 24853, Page 854; and

Whereas, the Original Note was consolidated and renewed pursuant to that certain Consolidated, Amended and Restated Note (“First Consolidated Note”) made by Mortgagor payable to Mortgagee in the original principal amount of $139,937,956.17 (the “Mortgage Amount”), which First Consolidated Note was modified and split pursuant to that certain Note Splitter Agreement, dated August 9, 2006, by and between Mortgagor and Mortgagee (“First Note Splitter”); and

Whereas, pursuant to the First Note Splitter, Mortgagor borrowed up to the Mortgage Amount from the lenders under the Amended and Restated Secured Revolving Credit Agreement, dated August 9, 2006 (the “Amended Loan Agreement”).  Mortgagor executed and delivered its notes (the “Amended Notes”), each dated August 9, 2006, in the aggregate amount of $139,937,965.17 to Eurohypo AG, New York Branch (in its individual capacity as a lender and not as Mortgagee, “Eurohypo”), and various lenders, which notes obligate Mortgagor to pay, in the aggregate, the Mortgage Amount or so much thereof as may have been advanced or readvanced from time to time under the Amended Loan Agreement.

Whereas the First Consolidated Note was secured by, among other things, a Second Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement (the “Existing Mortgage”), dated August 9, 2006, recorded August 24, 2006, in Official Records Book 24853, Page 862.

Whereas, Mortgagor is the owner of the premises described in SCHEDULE A and of the Improvements thereon.  The Banks, Administrative Agent, TRG and Borrowers (including Mortgagor) have entered into a Second Amended and Restated Secured Revolving Credit Agreement of even date herewith (as amended from time to time, the “Loan Agreement”).  The Amended Notes are being endorsed to Mortgagee simultaneous herewith and consolidated and renewed pursuant to that certain Second Consolidated, Amended and Restated Note of even date herewith made by Mortgagor payable to Mortgagee in the original principal amount of $139,937,956.17 (“Consolidated Note”), which Consolidated Note is modified and split pursuant to that certain Second Note Splitter Agreement of even date herewith by and between Mortgagor and Mortgagee (“Note Splitter”), pursuant to which Mortgagor has executed and delivered its replacement notes, each dated the date hereof, in the aggregate amount of $139,937,965.17 to Eurohypo AG, New York Branch (in its individual capacity as a Bank and not as Mortgagee, “Eurohypo”), and the other Banks (as defined below), which notes obligate Mortgagor to pay, in the aggregate, the Mortgage Amount or so much thereof as may be advanced or readvanced from time to time under the Loan Agreement.  Said notes, as the same may hereafter be amended, modified, extended, severed, assigned, renewed, replaced or restated, and including any substitute, replacement or additional notes executed pursuant to Sections 2.19, 3.07 or 12.05 of the Loan Agreement are hereinafter referred to individually and collectively as the “Mortgagor Notes”.  Such Mortgagor Notes continue the indebtedness under the Amended Notes.  In order to secure the payment and performance of all of the Obligations (as hereinafter defined), Mortgagor has granted this Mortgage to Mortgagee.  The Banks would not make the loan evidenced by the Mortgagor Notes if not for the execution and delivery hereof.

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars and other good and valuable consideration, the receipt of which is hereby acknowledged, the Existing Mortgage is hereby modified and restated in its entirety to read as follows:

CERTAIN DEFINITIONS AND RULES OF CONSTRUCTION

Mortgagor and Mortgagee agree that, unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified.

“Attorneys’ Fees” means, any and all reasonable legal fees and expenses of Mortgagee, including, without limitation, any and all such fees and expenses incurred in connection with litigation, mediation, arbitration, other alternative dispute processes, administrative proceedings, and any and all appeals from any of the foregoing.

“Banks” means, collectively, Eurohypo and such other lending institutions who become “Banks” pursuant to the Loan Agreement, together with their successors and permitted assigns in accordance with the terms of the Loan Agreement.

“Borrowers” means Mortgagor, Twelve Oaks Mall, LLC, a Michigan limited liability company, Fairlane Town Center LLC, a Michigan limited liability company, and any other “Borrower” from time to time under the Loan Agreement.

“Chattels” means all fixtures, furnishings, fittings, appliances, apparatus, equipment, building materials and components, machinery and articles of personal property, of whatever kind or nature, including any replacements, proceeds or products thereof and additions thereto, other than those owned by lessees or utility companies serving the Premises, now or at any time hereafter intended to be or actually affixed to, attached to, placed upon, or used in any way in connection with the complete and comfortable use, enjoyment, development, occupancy or operation of the Premises, and whether located on or off the Premises.

“Default Rate” and “Base Rate Loans” have the respective meanings given to such terms in the Loan Agreement.

“Engineering Consultant” has the meaning given to such term in the Loan Agreement.

“Events of Default” means the events and circumstances described as such in Section 2.01.

“Improvements” means all structures or buildings, and replacements thereof, now or hereafter located upon the Premises, including all plant equipment, apparatus, machinery and fixtures of every kind and nature whatsoever forming part of said structures or buildings, excluding, however, any personal property or fixtures owned by lessees or utility companies serving the Premises.

“Loan” means the loan made by the Banks to Borrowers pursuant to the Loan Agreement.

“Loan Agreement” means that certain Second Amended and Restated Secured Revolving Credit Agreement, dated as of the date hereof, among Borrowers, the Banks and Mortgagee, as Administrative Agent, as the same may hereafter be amended, modified or supplemented from time to time.

“Notes” means, collectively, those certain Promissory Notes made by Borrowers for the benefit of the Banks (including the Mortgagor Notes).

“Obligations” means each and every obligation, promise, covenant and agreement of Mortgagor in respect of the Loan, now or hereafter existing, contained in this Mortgage, the Loan Agreement, the Mortgagor Notes and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, late charges, indemnities or otherwise, and any amendments, supplements, extensions, renewals or replacements of any of said documents, including but not limited to, all indebtedness, obligations and liabilities (and all increases or additions thereto) of Mortgagor in respect of the Loan to Mortgagee or any Bank now existing or hereafter incurred under or arising out of or in connection with this Mortgage, the Loan Agreement, the Mortgagor Notes, the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Mortgagor in respect of the Loan under any instrument now or hereafter evidencing or securing any of the foregoing.

“Premises” means the premises described in Exhibit A including all of the easements, rights, privileges and appurtenances (including Mortgagor’s interest in air or development rights and signage rights) thereunto belonging or in anywise appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired, and as used herein shall, unless the context otherwise requires, be deemed to include the Improvements.

“Premises Documents” means all reciprocal easement or operating agreements, declarations of covenants, conditions or restrictions, master declarations, developer’s or utility agreements with any village, town, county or other governmental authority, and any similar such agreements or declarations now or hereafter affecting the Premises or any part thereof.

“Required Banks” has the meaning given to such term in the Loan Agreement.

All terms of this Mortgage which are not defined above shall have the meaning set forth elsewhere in this Mortgage or, if not so defined, in the Loan Agreement.

Except as expressly indicated otherwise, when used in this Mortgage (i) “or” is not exclusive, (ii) “hereunder”, “herein”, “hereof” and the like refer to this Mortgage as a whole, (iii) “Article”, “Section” and “Schedule” refer to Articles, Sections and Schedules of this Mortgage, (iv) terms defined in the singular have a correlative meaning when used in the plural and vice versa, (v) a reference to a law or statute includes any amendment or modification to, or replacement of, such law or statute and (vi) a reference to an agreement, instrument or document means such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Agreement and other documents executed or delivered to Mortgagee or the Banks in connection with the Loan.  The cover page and all Schedules hereto are incorporated herein and made a part hereof.  Any table of contents and the headings and captions herein are for convenience only and shall not affect the interpretation or construction hereof.

GRANTING CLAUSE

NOW, THEREFORE, Mortgagor, in consideration of the premises and in order to secure the payment of both the principal of, and the interest and any other sums payable by Mortgagor on or under, the Mortgagor Notes, this Mortgage or the Loan Agreement and the payment and performance of all the other Obligations, hereby irrevocably and unconditionally grants, bargains, sells, conveys, mortgages, warrants, aliens, remises, releases, conveys, assigns, transfers, mortgages, hypothecates, deposits, pledges, sets over and confirms unto Mortgagee, with power of sale and with right of entry and possession, all its estate, right, title and interest in, to and under any and all of the following described property (hereinafter, the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(i)           the Premises;

(ii)           the Improvements;

(iii)           the Chattels;

(iv)           the Premises Documents;

(v)           all rents, royalties, issues, profits, revenue, income, recoveries, reimbursements and other benefits of the Mortgaged Property (hereinafter, the “Rents”) and all leases of the Mortgaged Property or portions thereof now or hereafter entered into and all right, title and interest of Mortgagor thereunder, including, without limitation, cash, letters of credit or securities deposited thereunder to secure performance by the lessees of their obligations thereunder, whether such cash, letters of credit or securities are to be held until the expiration of the terms of such leases or applied to one or more of the installments of rent coming due immediately prior to the expiration of such terms, and including any guaranties of such leases and any lease cancellation, surrender or termination fees in respect thereof, all subject, however, to the provisions of Section 3.01;

(vi)           all (a) development work product prepared in connection with the Premises, including, but not limited to, engineering, drainage, traffic, soil and other studies and tests; water, sewer, gas, electrical and telephone approvals, taps and connections; surveys, drawings, plans and specifications; and subdivision, zoning and platting materials; (b) building and other permits, rights, licenses and approvals relating to the Premises; (c) contracts and agreements (including, without limitation, contracts with architects and engineers, construction contracts and contracts for the maintenance, management or leasing of the Premises), contract rights, logos, trademarks, trade names, copyrights and other general intangibles used or useful in connection with the ownership, operation or occupancy of the Premises or any part thereof; (d) financing commitments (debt or equity) issued to Mortgagor in respect of the Premises and all amounts payable to Mortgagor thereunder; (e) bank accounts, and monies therein, of Mortgagor relating to the Premises, including, without limitation, any accounts relating to real estate taxes; and (f) commercial tort claims related to the Premises, the Improvements or the Chattels;

(vii)           all rights of Mortgagor under promissory notes, letters of credit, electronic chattel paper, proceeds from accounts, payment intangibles, and general intangibles related to the Premises, as the terms “accounts”, “general intangibles”, and “payment intangibles” are defined in the applicable Uniform Commercial Code Article 9, as the same may be modified or amended from time to time;

(viii)                      all other assets of Mortgagor related in any way to the Premises, subject to certain limitations that may be set forth herein; and

(ix)           all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance and condemnation awards (including interest thereon or the right to receive the same), and all rights of Mortgagor to refunds of real estate taxes and assessments.

TO HAVE AND TO HOLD unto Mortgagee, its successors and assigns forever.

ARTICLE I

COVENANTS OF MORTGAGOR

Mortgagor covenants and agrees as follows:

Section 1.01.  (a)  Warranty of Title; Power and Authority.  Mortgagor warrants that it has a good, marketable and insurable title to an indefeasible fee estate in the Premises subject to no lien, charge or encumbrance except such as are listed as exceptions to title in the title policy insuring the lien hereof; that it owns the Chattels, all leases and the Rents in respect of the Mortgaged Property and all other personal property encumbered hereby free and clear of liens and claims; and that this Mortgage is and will remain a valid and enforceable lien on the Mortgaged Property subject only to the exceptions referred to above.  Mortgagor has full power and lawful authority to mortgage the Mortgaged Property in the manner and form herein done or intended hereafter to be done.  Mortgagor will preserve such title, and will forever warrant and defend the same to Mortgagee and will forever warrant and defend the validity and priority of the lien hereof against the claims of all persons and parties whomsoever.

(a)  Flood Hazard Area.  Mortgagor represents that neither the Premises nor any part thereof is located in an area identified by the Secretary of the United States Department of Housing and Urban Development or by any applicable federal agency as having special flood hazards or, if it is, Mortgagor has obtained the insurance required by Section 1.09.

Section 1.02.  (a)  Further Assurances.  Mortgagor will, at its sole cost and expense, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms hereof, or for filing, registering or recording this Mortgage and, on demand, will execute and deliver, and hereby irrevocably authorizes Mortgagee to execute (including in Mortgagor’s name) and/or file, at any time and from time to time, one or more financing statements (including amendments), chattel mortgages or comparable security instruments, to evidence or perfect more effectively Mortgagee’s security interest in and the lien hereof upon the Chattels and other personal property encumbered hereby.

(a)  Information Reporting and Back-up Withholding.  Mortgagor will, at its sole cost and expense, do, execute, acknowledge and deliver all and every such acts, information reports, returns and withholding of monies as shall be necessary or appropriate to comply fully, or to cause full compliance, with all applicable information reporting and back-up withholding requirements of the Internal Revenue Code of 1986 (including all regulations now or hereafter promulgated thereunder) in respect of the Premises and all transactions related to the Premises, and will at all times, upon Mortgagee’s request, provide Mortgagee with satisfactory evidence of such compliance and notify Mortgagee of the information reported in connection with such compliance.

Section 1.03.  (a)  Filing and Recording of Documents.  Mortgagor forthwith upon the execution and delivery hereof, and thereafter from time to time, will cause this Mortgage, the Loan Agreement and any security instrument creating a lien or evidencing the lien hereof upon the Chattels and each instrument of further assurance to be filed, registered or recorded and re-registered, re-recorded or re-filed in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien hereof upon, and the interest of Mortgagee in, the Mortgaged Property.

(a)  Filing and Recording Fees and Other Charges.  Mortgagor will pay all filing, registration or recording fees, and all expenses incident to the execution and acknowledgment hereof, any mortgage supplemental hereto, any security instrument with respect to the Chattels, and any instrument of further assurance, and any reasonable expenses (including Attorneys’ Fees and disbursements) incurred by Mortgagee in connection with the Mortgagor Notes, and will pay all federal, state, county and municipal stamp taxes, mortgage taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgagor Notes, this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Chattels or any instrument of further assurance.

Section 1.04.  Additional Debt.  Except for the Obligations, Mortgagor shall not without the prior written consent of the Required Banks incur (or guarantee) any indebtedness (whether personal or nonrecourse, secured or unsecured) other than (i) customary trade payables and other unsecured obligations incurred in the ordinary course of business (other than borrowings) paid within sixty (60) days after they are due, unless contested in good faith, and (ii) personal property equipment leases/fixture financing agreements under which Mortgagor’s aggregate maximum liability does not exceed $5,000,000.

Section 1.05.  Type of Entity; Maintenance of Existence; Compliance with Laws.  Mortgagor represents that its correct legal name, jurisdiction of formation/existence and chief executive office are as set forth on the cover page hereof.  Mortgagor’s taxpayer identification number is 52-2033087.  Mortgagor further represents that it has delivered to Mortgagee a current, original certificate issued by the appropriate official of said jurisdiction evidencing such formation and existence, and agrees that it will, so long as it is owner of all or part of the Mortgaged Property, do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges as a business or stock corporation, partnership, limited liability company, trust or other entity under the laws of such jurisdiction.  Mortgagor shall maintain in full force and effect all licenses (including a certificate of occupancy), permits and approvals needed for lawful operation by Mortgagor of the Mortgaged Property.  Mortgagor will not (a) modify or amend such certificate or change its legal name or jurisdiction of formation/existence without Mortgagee’s prior consent, not to be unreasonably withheld or (b) change the location of its chief executive office without first giving Mortgagee at least thirty (30) days’ prior notice. Mortgagor will duly and timely comply with all laws, regulations, rules, statutes, orders and decrees of any governmental authority or court applicable to it or to the Mortgaged Property or any part thereof (including, without limitation, all environmental laws).

Section 1.06.  After-Acquired Property.  All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property, hereafter acquired by, or released to, Mortgagor or constructed, assembled or placed by Mortgagor on the Premises, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien hereof as fully and completely, and with the same effect, as though now owned by Mortgagor and specifically described in the Granting Clause hereof, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien hereof.

Section 1.07.  (a)  Payment of Taxes and Other Charges.  Mortgagor, from time to time when the same shall become due and payable, prior to delinquency or penalty for non-payment, will pay and discharge all taxes of every kind and nature (including real and personal property taxes and income, franchise, withholding, profits and gross receipts taxes), all general and special assessments (which may, to the extent allowed by law, be paid in installments), levies, permits, inspection and license fees, all water and sewer rents and charges, and all other public charges whether of a like or different nature, imposed upon or assessed against it or the Mortgaged Property or any part thereof or upon the revenues, rents, issues, income and profits of the Mortgaged Property or arising in respect of the occupancy, use or possession thereof.  Mortgagor will, upon Mortgagee’s request, deliver to Mortgagee receipts evidencing the payment of all such taxes, assessments, levies, fees, rents and other public charges imposed upon or assessed against it or the Mortgaged Property or any portion thereof.  Should Mortgagor default in the payment of any of the foregoing taxes, assessments, water charges, sewer rents or other charges, Mortgagee may, but shall not be obligated to, pay the same or any part thereof and any amounts so paid shall be secured by this Mortgage, and Mortgagor shall, on demand, reimburse Mortgagee for all amounts so paid.

Following the occurrence of an Event of Default, Mortgagee may, at its option, to be exercised by three (3) business days’ notice to Mortgagor, require the deposit by Mortgagor, at the time of each payment of an installment of interest or principal under the Mortgagor Notes (but no less often than monthly), of an additional amount sufficient to discharge the obligations under this clause (a) relating to real estate taxes and assessments and any other charges imposed upon or assessed against the Mortgaged Property or any part thereof when they become due.  The determination of the amount so payable and of the fractional part thereof to be deposited with Mortgagee, so that the aggregate of such deposits shall be sufficient for this purpose, shall be made by Mortgagee in its sole discretion.  Such amounts shall be held by Mortgagee without interest and applied to the payment of the obligations in respect of which such amounts were deposited or, at Mortgagee’s option, to the payment of said obligations in such order or priority as Mortgagee shall determine, on or before the respective dates on which the same or any of them would become delinquent.  If one (1) month prior to the due date of any of the aforementioned obligations, the amounts then on deposit therefor shall be insufficient for the payment of such obligation in full, Mortgagor within ten (10) days after demand shall deposit the amount of the deficiency with Mortgagee.  Nothing herein contained shall be deemed to affect any right or remedy of Mortgagee under any provisions hereof or of any statute or rule of law to pay any such amount and to add the amount so paid, together with interest at the Default Rate for Base Rate Loans, to the indebtedness hereby secured.  Upon Mortgagor’s written request, Mortgagee shall not pay any taxes which Mortgagor is contesting as permitted by this Mortgage, provided that, and only so long as, (i) there is not occurring any default under this Mortgage or under any other Loan Document, (ii) Mortgagor is otherwise complying with the requirements of Section 1.07(c) (it being understood that Mortgagee’s agreement not to pay taxes as aforesaid is further limited by the provisions of said Section 1.07(c)) and (iii) Mortgagee determines, in its sole and absolute discretion, that the lien of this Mortgage on the Mortgaged Property would not otherwise be adversely affected thereby.

(a)  Payment of Mechanics and Materialmen.  Mortgagor will pay, or cause to be paid, from time to time when the same shall become due, all lawful claims and demands of mechanics, materialmen, laborers, and others which, if unpaid, might result in, or permit the creation of, a lien on the Mortgaged Property or any part thereof, or on the revenues, rents, issues, income and profits arising therefrom (or promptly bond off, or cause to be bonded off [or, in the case of any such liens aggregating less than $500,000, insured over], any such liens) and in general will do or cause to be done everything necessary so that the lien hereof shall be fully preserved, at the cost of Mortgagor and without expense to Mortgagee.

(b)  Good Faith Contests.  Nothing in this Section 1.07 shall require the payment or discharge of any obligation imposed upon Mortgagor by this Section so long as such obligation is the subject of a “Good Faith Contest” (as such quoted term is defined in the Loan Agreement); provided, however, that if at any time payment of any obligation imposed upon  Mortgagor by clause (a) above shall become necessary to prevent the delivery of a tax deed or other instrument conveying the Mortgaged Property or any portion thereof because of non-payment, then Mortgagor shall pay the same in sufficient time to prevent the delivery of such tax deed or other instrument.

Section 1.08.  Taxes on Mortgagee or the Banks.  Mortgagor will pay any taxes (except income, profits, gross revenue, withholding or similar taxes) imposed on Mortgagee or any Bank by reason of their interests in the Mortgagor Notes or this Mortgage.

Section 1.09.  Insurance.  (a)  Mortgagor will at all times (unless otherwise indicated) provide, maintain and keep in force policies of insurance with respect to the Mortgaged Property in accordance with Exhibit I to the Loan Agreement.

Mortgagor hereby assigns to Mortgagee all proceeds of any insurance required to be maintained by this Section 1.09 which Mortgagor may be entitled to receive for loss or damage to the Premises, Improvements or Chattels.  All such insurance proceeds shall be payable to Mortgagee, and Mortgagor hereby authorizes and directs any affected insurance company to make payment thereof directly to Mortgagee.  Mortgagor shall give prompt notice to Mortgagee of any casualty in the amount of $100,000 or more, whether or not of a kind required to be insured against under the policies to be provided by Mortgagor hereunder, such notice to generally describe the nature and cause of such casualty and the extent of the damage or destruction.  Mortgagor may settle, adjust or compromise any claims for loss, damage or destruction, regardless of whether or not there are insurance proceeds available or whether any such insurance proceeds are sufficient in amount to fully compensate for such loss or damage, subject, in the case of claims in the amount of $2,000,000 or more, to Mortgagee’s prior consent, such consent not to be unreasonably withheld or delayed.  Notwithstanding the foregoing, Mortgagee shall have the right to join Mortgagor in settling, adjusting or compromising any loss of $2,000,000 or more.  Proceeds of business interruption or rental loss insurance shall be applied by Mortgagee in payment of the interest and principal due on the Mortgagor Notes, insurance premiums, taxes, assessments and private impositions until such time as the Improvements shall have been restored and placed in full operation, at which time, provided there shall exist no default hereunder or under the Loan Agreement, the balance of such business interruption or rental loss insurance proceeds, if any, held by Mortgagee shall be paid over to Mortgagor.  Mortgagor hereby authorizes the application or release by Mortgagee of any insurance proceeds under any policy of insurance, subject to the other provisions hereof.  The application or release by Mortgagee of any insurance proceeds shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice.

(a)  In the event of the foreclosure hereof or other transfer of the title to the Mortgaged Property in extinguishment, in whole or in part, of the Obligations secured hereby, all right, title and interest of Mortgagor in and to any insurance policy, or premiums or payments in satisfaction of claims or any other rights thereunder then in force, shall pass to the purchaser or grantee notwithstanding the amount of any bid at such foreclosure sale.  Nothing contained herein shall prevent the accrual of interest as provided in the Mortgagor Notes on any portion of the principal balance due under the Mortgagor Notes until such time as insurance proceeds are actually received and applied to reduce the principal balance outstanding.

(b)  Mortgagor shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 1.09 unless Mortgagee is included thereon as a named insured with loss payable to Mortgagee under standard mortgage endorsements of the character and to the extent above described.  Mortgagor shall promptly notify Mortgagee whenever any such separate insurance is taken out and shall promptly deliver to Mortgagee the policy or policies of such insurance.

(c)  Any and all monies received as payment which Mortgagor may be entitled to receive for loss or damage to the Premises, Improvements or Chattels under any insurance maintained pursuant to this Section 1.09 (other than proceeds under the policies required by clause (a) above) shall be paid over to Mortgagee and, provided no Event of Default shall exist and subject to the conditions set forth below, said monies (less Mortgagee’s reasonable expenses for collecting and disbursing the insurance proceeds, or otherwise incurred in connection therewith) shall be applied by Mortgagee to the payment of, or the reimbursement of Mortgagor for, the costs and expenses incurred by Mortgagor in the restoration of the Improvements on the Premises.  Advances of insurance proceeds shall be made to Mortgagor in accordance with Mortgagee’s standard construction lending practices, terms and conditions.  Notwithstanding the foregoing, in any case where the extent of the damage or destruction is such that the insurance proceeds paid in respect thereof are $2,000,000 or less, and provided no default shall exist hereunder or under the Loan Agreement, so long as Mortgagor shall promptly undertake, and thereafter diligently prosecute to completion, such restoration, such proceeds shall be paid directly to Mortgagor, to be applied by Mortgagor for expenses incurred in connection with such restoration, subject to the last sentence of this Section 1.09(d).  Insurance proceeds not needed for restoration, or not in fact so applied, shall, at the option of the Required Banks, be applied either to the prepayment of the Mortgagor Notes and interest accrued and unpaid thereon in such order and proportions as the Required Banks shall elect, or shall be paid over to Mortgagor.  It is understood that any insurance proceeds (less Mortgagee’s reasonable expenses in connection therewith as set forth above) received by Mortgagee and not disbursed to Mortgagor due to the existence of a default hereunder or under the Loan Agreement, and any such insurance proceeds, or portions thereof, being held by Mortgagee for periodic disbursement during the course of restoration as set forth above, shall be held in an interest-bearing account and not applied to the repayment of the Mortgagor Notes unless and until an Event of Default shall occur hereunder, provided, however, that upon such an Event of Default any such proceeds then held by Mortgagee, and any interest earned thereon, shall, at the option of the Required Banks, be applied by Mortgagee to the outstanding principal of and accrued and unpaid interest on the Mortgagor Notes in such order and proportions as the Required Banks shall elect.  It shall be a condition to any restoration that Mortgagee and the Engineering Consultant shall have determined, in their reasonable judgment, that the amount of available insurance proceeds is sufficient to restore the Premises and Improvements, to the same condition, character and at least equal value and general utility as nearly as possible to that existing prior to the damage or destruction, no later than (x) in cases where the damage and available insurance proceeds are in the amount of $10,000,000 or more, twelve (12) months prior to the Maturity Date of the Loan or (y) in cases where the damage and available insurance proceeds are in the amount of less than $10,000,000, the Maturity Date of the Loan.  In the event such insurance proceeds are inadequate for such restoration, Mortgagor shall deposit with Mortgagee an amount (the “Casualty Excess Amount”) equal to the excess of the estimated cost of restoration, as determined by Mortgagee after consultation with the Engineering Consultant, over the amount of such insurance proceeds.  Notwithstanding the foregoing, Mortgagee shall accept, in lieu of such deposit, an unconditional, irrevocable letter of credit in the Casualty Excess Amount issued to Mortgagee by a financial institution, and otherwise in form and substance, acceptable to Mortgagee in all respects.  If Mortgagor shall not have deposited the Casualty Excess Amount with Mortgagee or if Mortgagee shall not have received such letter of credit, as the case may be, within thirty (30) days following Mortgagee’s receipt of the insurance proceeds, or if restoration work shall not have been commenced and the other conditions therefor satisfied by Mortgagor within sixty (60) days following Mortgagee’s receipt of the insurance proceeds and, thereafter, not diligently pursued in accordance with this Section and all legal requirements, Mortgagee may apply such insurance proceeds to the prepayment of the Mortgagor Notes and interest accrued and unpaid thereon and in the Loan Agreement in such order and proportions as the Required Banks shall elect.  If, following restoration in accordance with this Section 1.09(d) there are any excess insurance proceeds, such excess insurance proceeds shall, provided there exists no default hereunder or under the Loan Agreement, be paid over to Mortgagor.

Section 1.10.  Protective Advances by Mortgagee.  If Mortgagor shall fail to perform any of the covenants contained herein, Mortgagee may, upon five (5) business days’ prior notice (unless, in the good faith judgment of Mortgagee, such performance must take place sooner due to an emergency or the imminent loss of, or impairment to, any of the security otherwise afforded to Mortgagee by this Mortgage, including, without limitation, by virtue of the imminent sale or forfeiture of the Mortgaged Property or any part thereof, in which events no prior notice shall be required) make advances to perform the same on its behalf and all sums so advanced shall be a lien upon the Mortgaged Property and shall be secured hereby.  Mortgagor will repay on demand all sums so advanced on its behalf together with interest thereon at the Default Rate for Base Rate Loans.  The provisions of this Section shall not prevent any default in the observance of any covenant contained herein from constituting an Event of Default.

Section 1.11.  (a)  Visitation and Inspection.  Section 6.05 of the Loan Agreement grants certain visitation and inspection rights to Mortgagee and the Banks.  Mortgagor agrees to cooperate with Mortgagee and the Banks, and their agents, representatives, attorneys and accountants, in the exercise of said rights and to facilitate the visitations, inspections and examinations provided for in said Section.

(a)  Estoppel Certificates.  Mortgagor, within three (3) days after request in person or within five (5) days after request by mail, will furnish a statement, duly acknowledged, whether, to the best of its knowledge, any offsets, counterclaims or defenses exist against the Obligations secured hereby.

Section 1.12.  Maintenance of Premises and Improvements.  Mortgagor will not commit any physical waste on the Premises or make any change in the use of the Premises which will in any way increase any ordinary fire or other hazard arising out of construction or operation.  Mortgagor will, at all times, maintain, or cause to be maintained, the Improvements and Chattels in good operating order and condition and in compliance with the requirements of any governmental authority having jurisdiction over the Mortgaged Property and will promptly make, or cause to be made, from time to time, all repairs, renewals, replacements, additions and improvements in connection therewith which are needful or desirable to such end.  The Improvements shall not be demolished or (without Mortgagee’s prior consent, not to be unreasonably withheld) substantially altered, nor shall any Chattels be removed without Mortgagee’s prior consent except where appropriate replacements free of superior title, liens and claims are promptly made of value at least equal to the value of the removed Chattels.

Section 1.13.  Condemnation.  Mortgagor, promptly upon obtaining knowledge of the institution or pending institution of any proceedings for the condemnation of the Premises or any portion thereof, will notify Mortgagee thereof.  Mortgagee may participate in any such proceedings and may be represented therein by counsel of Mortgagee’s selection.  Mortgagor from time to time will deliver to Mortgagee all instruments requested by it to permit or facilitate such participation.  In the event of such condemnation proceedings, the award or compensation payable is hereby assigned to and shall be paid to Mortgagee.  Mortgagee shall be under no obligation to question the amount of any such award or compensation and may accept the same in the amount in which the same shall be paid.  The proceeds of any award or compensation so received shall, at the option of the Required Banks, either be applied to the prepayment of the Mortgagor Notes and all interest and other sums accrued and unpaid in respect thereof at the rate of interest provided therein and in the Loan Agreement regardless of the rate of interest payable on the award by the condemning authority, or be disbursed to Mortgagor from time to time for restoration of the Improvements.  Notwithstanding the provisions of the immediately preceding sentence, provided no default shall exist hereunder or under the Loan Agreement and subject to the conditions set forth below, any such condemnation award proceeds received by Mortgagee (less Mortgagee’s reasonable expenses for collecting and disbursing the same, or otherwise incurred in connection therewith) shall be applied by Mortgagee to the payment of, or the reimbursement of Mortgagor for, the costs and expenses incurred by Mortgagor in the restoration of the Improvements on the Premises.  Advances of condemnation award proceeds shall be made to Mortgagor in accordance with Mortgagee’s standard construction lending practices, terms and conditions.  Notwithstanding the foregoing, in any case where the extent of the condemnation award proceeds paid in respect thereof are $2,000,000 or less, and provided no default shall exist hereunder or under the Loan Agreement, so long as Mortgagor shall promptly undertake, and thereafter diligently prosecute to completion, such restoration, such proceeds shall be paid directly to Mortgagor, to be applied by Mortgagor for expenses incurred in connection with such restoration.  Condemnation award proceeds not required for restoration, or not in fact so applied, shall, at the option of the Required Banks, be applied either to the prepayment of the Mortgagor Notes and interest accrued and unpaid thereon (at the rate of interest provided therein and in the Loan Agreement regardless of the rate of interest payable on the award by the condemning authority) in such order and proportions as the Required Banks shall elect, or shall be paid over to Mortgagor.  It is understood that any condemnation award proceeds (less Mortgagee’s reasonable expenses in connection therewith as set forth above) received by Mortgagee and not disbursed to Mortgagor due to the existence of a default hereunder or under the Loan Agreement, and any such condemnation award proceeds, or portions thereof, being held by Mortgagee for periodic disbursement during the course of restoration as set forth above, shall be held by Mortgagee in an interest-bearing account and not applied to the repayment of the Loan unless and until an Event of Default shall occur hereunder, provided, however, that upon such an Event of Default any such proceeds then held by Mortgagee, and any interest earned thereon, shall, at the option of the Required Banks, be applied by Mortgagee to the outstanding principal of and accrued and unpaid interest on the Mortgagor Notes in such order and proportions as the Required Banks shall elect.  It shall be a condition to any restoration that Mortgagee and the Engineering Consultant shall have determined, in their reasonable judgment, that the amount of available condemnation award proceeds are sufficient to restore the Premises and Improvements, to the same condition, character and at least equal value and general utility as nearly as possible to that existing prior to the condemnation, no later than (x) in cases where the taking and available condemnation award proceeds are in the amount of $10,000,000 or more, twelve (12) months prior to the Maturity Date of the Loan or (y) in cases where the taking and available condemnation award proceeds are in the amount of less than $10,000,000, the Maturity Date of the Loan.  In the event such condemnation award proceeds are inadequate for such restoration, Mortgagor shall deposit with Mortgagee an amount (the “Condemnation Excess Amount”) equal to the excess of the estimated cost of restoration, as determined by Mortgagee, over the amount of such condemnation award proceeds.  Notwithstanding the foregoing, Mortgagee shall accept, in lieu of such deposit, an unconditional, irrevocable letter of credit in the Condemnation Excess Amount issued to Mortgagee by a financial institution, and otherwise in form and substance, acceptable to Mortgagee in all respects.  If Mortgagor shall not have deposited the Condemnation Excess Amount with Mortgagee or if Mortgagee shall not have received such letter of credit, as the case may be, within thirty (30) days following Mortgagee’s receipt of the condemnation award proceeds, or if restoration work shall not have been commenced and the other conditions therefor satisfied by Mortgagor within sixty (60) days following Mortgagee’s receipt of the condemnation award proceeds and, thereafter, not diligently pursued in accordance with this Section and all legal requirements, Mortgagee may apply such condemnation award proceeds to the prepayment of the Mortgagor Notes and interest accrued and unpaid thereon (at the rate of interest provided therein and in the Loan Agreement regardless of the rate of interest payable on the award by the condemning authority) in such order and proportions as the Required Banks shall elect.  If, following restoration in accordance with this Section 1.13, there are any excess condemnation award proceeds, such excess proceeds shall, provided there exists no default hereunder or under the Loan Agreement, be paid over to Mortgagor.

Section 1.14.  Leases.  (a)  Mortgagor will not (i) execute an assignment of the rents or any part thereof from the Premises without Mortgagee’s prior consent, (ii) modify, terminate or consent to the cancellation or surrender of any lease of the Premises or of any part thereof, now existing or hereafter to be made, in a manner which is not commercially reasonable, (iii) accept prepayments of any installments of rents in excess of one (1) month’s rent to become due under such leases, except prepayments in the nature of security for the performance of the lessees thereunder and lease cancellation or buy-out fees in connection with a permitted cancellation, (iv) modify, release or terminate any guaranties of any such lease in a manner which is not commercially reasonable or (v) in any manner impair the value of the Mortgaged Property as a whole or the security hereof.  In addition, Mortgagor will comply with the leasing requirements set forth in Section 6.10 of the Loan Agreement.

(a)  Mortgagor will not execute any lease of all or a substantial portion of the Premises except for actual occupancy by the lessee thereunder, and will at all times promptly and faithfully perform, or cause to be performed, in a commercially reasonable manner, all of the covenants, conditions and agreements contained in all leases of the Premises or portions thereof now or hereafter existing, on the part of the lessor thereunder to be kept and performed and will at all times use commercially reasonable efforts to compel performance by the lessee under each lease of all obligations, covenants and agreements by such lessee to be performed thereunder.  If any of such leases provide for the giving by the lessee of certificates with respect to the status of such leases, Mortgagor shall exercise its right to request such certificates within five (5) days of any demand therefor by Mortgagee and shall deliver copies thereof to Mortgagee promptly upon receipt.

(b)  Each lease of the Premises, or of any part thereof, entered into after the date hereof shall provide that, in the event of the enforcement by Mortgagee of the remedies provided for hereby or by law, the lessee thereunder will, upon request of any person succeeding to the interest of Mortgagor as a result of such enforcement, automatically become the lessee of said successor in interest, without change in the terms or other provisions of such lease, provided, however, that said successor in interest shall not be bound by any payment of rent or additional rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by said lessee of its obligations under said lease.  Each lease shall also provide that, upon request by said successor in interest, such lessee shall execute and deliver an instrument or instruments confirming such attornment.

(c)  Mortgagor shall apply tenant security deposits only in accordance with the applicable Leases.  Mortgagor shall, promptly upon Mortgagee’s request following an Event of Default, deposit all tenant security deposits in respect of the Premises into an account with Mortgagee or as designated by Mortgagee, which deposits shall be held and disbursed to tenants as required under the terms of their respective leases.  If an Event of Default exists, Mortgagor shall be deemed to be holding all tenant security deposits in trust for the benefit of Mortgagee, subject to the rights of tenants in such security deposits.

Section 1.15.  Premises Documents.  Mortgagor shall (a) use reasonable efforts to cause the due compliance and faithful performance by the other parties to the Premises Documents with and of all material obligations and agreements by such other parties to be complied with and performed thereunder, and (b) comply with and perform all of its material obligations and agreements under the Premises Documents.

Section 1.16.  Lien Laws.  Mortgagor will indemnify and hold Mortgagee and the Banks harmless against any loss or liability, cost or expense, including, without limitation, any judgments, Attorney’s Fees, costs of appeal bonds and printing costs, arising out of or relating to any proceeding instituted by any claimant alleging a violation by Mortgagor of any applicable lien law.

Section 1.17.  Non-Disturbance and Attornment Agreements.  Subject to the conditions specified in the next paragraph of this Section, Mortgagee will, upon Mortgagor’s request, execute non-disturbance, attornment and subordination agreements, in Mortgagee’s then standard form (with modifications reasonably satisfactory to Mortgagee), with lessees of space in the Improvements which shall provide, interalia, that in the event Mortgagee or any purchaser at foreclosure shall succeed to Mortgagor’s interest in the Premises, the leases of such lessees will remain in full force and effect and be binding upon Mortgagee or such purchaser and such lessee as though each were the original parties thereto.  In that regard, Mortgagee reserves the right to waive the priority of this Mortgage as to any lease otherwise subordinate to this Mortgage by recording a declaration of subordination in the public records at any time prior to a sale on foreclosure of this Mortgage.

Mortgagee’s obligation to execute such agreements shall be subject to the following conditions:  (i) the credit of the lessee and the terms of the lease shall be satisfactory to Mortgagee, (ii) Mortgagee shall have received and approved the standard form of lease to be used in connection with the leasing of the Improvements, (iii) upon each request for such an agreement, Mortgagee shall receive a photocopy of the executed lease, certified to be true and complete by the responsible officer of Mortgagor or by its counsel and (iv) Mortgagee shall receive a letter, in the form specified in the Loan Agreement, signed by Mortgagor and addressed to the lessee, to be forwarded to the lessee by Mortgagee, giving notice of the assignment of each lease provided for herein.

Section 1.18.  Covenant Against Transfers.  Except as provided in Section 12.06 of the Loan Agreement, Mortgagor shall not transfer, (or suffer or permit the transfer), in any manner, either voluntarily or involuntarily, by operation of law or otherwise, all or any portion of the Mortgaged Property, or any interest or rights therein (including air or development rights) without, in any such case, the prior written consent of the Required Banks.  As used in this clause, “transfer” shall include, without limitation, (i) any sale, assignment, lease or conveyance except leases for occupancy subordinate hereto and to all advances made and to be made hereunder or under the Loan Agreement and (ii) any sale, conveyance, pledge, transfer or other disposition, directly or indirectly, of beneficial interests in Mortgagor.  Notwithstanding the foregoing provisions of this Section 1.18, consent shall not be required for direct or indirect sales, conveyances, pledges, transfers or other dispositions of beneficial interests in Mortgagor.

Section 1.19.  Property Management.  Mortgagor shall cause the Mortgaged Property to be managed at all times by The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“Taubman”) or a management affiliate of Taubman.

ARTICLE II

EVENTS OF DEFAULT AND REMEDIES

Section 2.01.  Events of Default and Certain Remedies.  If one or more of the following Events of Default shall happen, that is to say:

(a)  if an “Event of Default” shall occur under the Loan Agreement; or

(b)  if default shall be made in the payment of any tax or other charge required by Section 1.07 to be paid and said default shall have continued for a period of twenty (20) days; or

(c)  if it shall be illegal for Mortgagor to pay any tax referred to in Section 1.08 or if the payment of such tax by Mortgagor would result in the violation of applicable usury laws; or

(d)  if there shall occur a default which is not cured within the applicable grace period, if any, under any mortgage, deed of trust or other security instrument covering all or part of the Mortgaged Property regardless of whether any such mortgage, deed of trust or other security instrument is prior or subordinate hereto; it being further agreed by Mortgagor that an Event of Default hereunder shall constitute an Event of Default under any such mortgage, deed of trust or other security instrument held by Mortgagee; or

(e)  except as provided in Section 12.06 of the Loan Agreement, if Mortgagor shall transfer (or suffer or permit the transfer), in any manner, either voluntarily or involuntarily, by operation of law or otherwise, all or any portion of the Mortgaged Property, or any interest or rights therein (including air or development rights) without, in any such case, the prior written consent of the Required Banks.  As used in this clause, “transfer” shall include, without limitation, (i) any sale, assignment, lease or conveyance except leases for occupancy subordinate hereto and to all advances made and to be made hereunder or under the Loan Agreement and (ii) any sale, conveyance, pledge, transfer or other disposition, directly or indirectly, of beneficial interests in Mortgagor.  Notwithstanding the foregoing provisions of this clause (f), consent shall not be required for direct or indirect sales, conveyances, pledges, transfers or other dispositions of beneficial interests in Mortgagor; or

(f)  if Mortgagor shall encumber, or agree (other than an agreement conditioned on full repayment and termination of Mortgagor’s obligations under the Loan or on Mortgagee’s consent) to encumber, in any manner, either voluntarily or involuntarily, by operation of law or otherwise, all or any portion of the Mortgaged Property, or any interest or rights therein, including air or development rights (other than the granting of leases in accordance with the provisions hereof and of the Loan Agreement and the granting of easements designed to service the Premises) without, in any such case, the prior written consent of the Required Banks.  As used in this clause, “encumber” shall include, without limitation, the placing or permitting the placing of any mortgage, deed of trust, assignment of rents or other security device.  (The Required Banks may grant or deny their consent under this clause (g) and the immediately preceding clause (f) in their sole discretion and, if consent should be given, any such transfer or encumbrance shall be subject hereto and to any other documents which evidence or secure the Loan; and consent to one such transfer or encumbrance shall not be deemed to be a waiver of the right to require consent to future or successive transfers or encumbrances.)  Notwithstanding the foregoing, Mortgagor will be permitted to enter into personal property equipment/fixtures financing agreements without consent, provided that said financings do not exceed $5,000,000 outstanding in the aggregate at any one time.; or

(g)  if Mortgagor files for record a notice pursuant to Section 697.04, Florida Statutes, limiting the maximum principal amount that may be secured by this Mortgage;

then and in every such case:

I.           During the continuance of any such Event of Default,  Mortgagee, by notice to Mortgagor and Borrowers, may declare the entire principal of the Mortgagor Notes then outstanding (if not then due and payable), and all accrued and unpaid interest and other sums in respect thereof, to be due and payable immediately, and upon any such declaration the principal of the Mortgagor Notes and said accrued and unpaid interest and other sums shall become and be immediately due and payable, anything herein or in the Mortgagor Notes or the Loan Agreement to the contrary notwithstanding.

II.           During the continuance of any such Event of Default,  Mortgagee personally, or by its agents or attorneys, may enter into and upon all or any part of the Premises, and each and every part thereof, and is hereby given a right and license and appointed  Mortgagor’s attorney-in-fact and exclusive agent to do so, and may exclude Mortgagor, its agents and servants wholly therefrom; and having and holding the same, may use, operate, manage and control the Premises and conduct the business thereof, either personally or by its superintendents, managers, agents, servants, attorneys or receivers; and upon every such entry, Mortgagee, at the expense of the Mortgaged Property, from time to time, either by purchase, repairs or construction, may maintain and restore the Mortgaged Property, whereof it shall become possessed as aforesaid; and likewise, from time to time, at the expense of the Mortgaged Property, Mortgagee may make all necessary or proper repairs, renewals and replacements and such useful alterations, additions, betterments and improvements thereto and thereon as to it may seem advisable; and in every such case Mortgagee shall have the right to manage and operate the Mortgaged Property and to carry on the business thereof and exercise all rights and powers of Mortgagor with respect thereto either in the name of Mortgagor or otherwise as it shall deem best; and Mortgagee shall be entitled to collect and receive the Rents and every part thereof, all of which shall for all purposes constitute property of Mortgagor; and in furtherance of such right Mortgagee may collect the rents payable under all leases of the Premises directly from the lessees thereunder upon notice to each such lessee that an Event of Default exists hereunder accompanied by a demand on such lessee for the payment to Mortgagee of all rents due and to become due under its lease, and Mortgagor FOR THE BENEFIT OF MORTGAGEE AND EACH SUCH LESSEE hereby covenants and agrees that the lessee shall be under no duty to question the accuracy of Mortgagee’s statement of default and shall unequivocally be authorized to pay said rents to Mortgagee without regard to the truth of Mortgagee’s statement of default and notwithstanding notices from Mortgagor, Borrowers or any other person or entity disputing the existence of an Event of Default such that the payment of rent by the lessee to Mortgagee pursuant to such a demand shall constitute performance in full of the lessee’s obligation under the lease for the payment of rents by the lessee to Mortgagor; and after deducting the expenses of conducting the business thereof and of all maintenance, repairs, renewals, replacements, alterations, additions, betterments and improvements and amounts necessary to pay for taxes, assessments, insurance and prior or other proper charges upon the Mortgaged Property or any part thereof, as well as just and reasonable compensation for the services of Mortgagee and for all attorneys, counsel, agents, clerks, servants and other employees by it engaged and employed, Mortgagee shall apply the moneys arising as aforesaid, first, to the payment of the principal of the Mortgagor Notes and the interest thereon, when and as the same shall become payable and in such order and proportions as Mortgagee shall elect and second, to the payment of any other sums required to be paid by Mortgagor hereunder or under the Loan Agreement.

III.           Mortgagee, with or without entry, personally or by its agents or attorneys, insofar as applicable, may:

(1)           sell the Mortgaged Property to the extent permitted and pursuant to the procedures provided by law and all estate, right, title and interest, claim and demand therein, and right of redemption thereof, at one (1) or more sales as an entity or in parcels or parts, and at such time and place upon such terms and after such notice thereof as may be required or permitted by law; or

(2)           institute proceedings for the complete or partial foreclosure hereof; or

(3)           take such steps to protect and enforce its rights whether by action, suit or proceeding in equity or at law for the specific performance of any covenant, condition or agreement in the Mortgagor Notes, the Loan Agreement or herein, or in aid of the execution of any power herein granted, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as Mortgagee shall elect.

Section 2.02.  Other Matters Concerning Sales.  (a)  Mortgagee may adjourn from time to time any sale by it to be made hereunder or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(a)  Upon the completion of any sale or sales made by Mortgagee under or by virtue of this Article II, Mortgagee, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument or instruments conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold.  Mortgagee is hereby appointed the true and lawful attorney irrevocable of Mortgagor, in its name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the Mortgaged Property and rights so sold and for that purpose Mortgagee may execute all necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, Mortgagor hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof.  Nevertheless, Mortgagor, if requested by Mortgagee, shall ratify and confirm any such sale or sales by executing and delivering to Mortgagee or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of Mortgagee, for the purpose, and as may be designated in such request.  Any such sale or sales made under or by virtue of this Article II, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Mortgagor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Mortgagor and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Mortgagor.

(b)  In the event of any sale or sales made under or by virtue of this Article II (whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale), the entire principal of, and interest and other sums on, the Mortgagor Notes, if not previously due and payable, and all other sums required to be paid by Mortgagor pursuant hereto, to the Loan Agreement immediately thereupon shall, anything in any of said documents to the contrary notwithstanding, become due and payable.

(c)  The purchase money, proceeds or avails of any sale or sales made under or by virtue of this Article II, together with any other sums which then may be held by Mortgagee hereunder, whether under the provisions of this Article II or otherwise, shall be applied as follows:

First:  To the payment of the costs and expenses of such sale, including reasonable compensation to Mortgagee, its agents and counsel, and of any judicial proceedings wherein the same may be made, and of all expenses, liabilities and advances made or incurred by Mortgagee hereunder, together with interest at the Default Rate for Base Rate Loans on all such advances made by Mortgagee, and of all taxes, assessments or other charges, except any taxes, assessments or other charges subject to which the Mortgaged Property shall have been sold.

Second:  To the payment of the whole amount then due, owing or unpaid upon the Mortgagor Notes for principal and interest, with interest on the unpaid principal at the Default Rate from and after the happening of any Event of Default, in such order and amounts as Mortgagee may elect.

Third:  To the payment of any other sums required to be paid by Mortgagor pursuant to any provision hereof or of the Mortgagor Notes, the Loan Agreement or any other document executed or delivered to Mortgagee or the Banks in connection with the Loan, including all expenses, liabilities and advances made or incurred by Mortgagee hereunder or in connection with the enforcement hereof, together with interest at the Default Rate for Base Rate Loans on all such advances.

Fourth:  To the payment of the surplus, if any, to whomsoever may be lawfully entitled to receive the same.

(d)  Upon any sale or sales made under or by virtue of this Article II, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the indebtedness secured hereby the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Mortgagee is authorized to deduct hereunder.

Section 2.03.  Payment of Amounts Due.  (a)  In case an Event of Default shall have happened and be continuing, then, upon demand of Mortgagee, Mortgagor will pay, or cause to be paid, to Mortgagee the whole amount which then shall have become due and payable on the Mortgagor Notes, for principal or interest or both, as the case may be, and after the happening of said Event of Default will also pay, or cause to be paid, to Mortgagee interest at the Default Rate on the then unpaid principal of the Mortgagor Notes, and the sums required to be paid by Mortgagor pursuant to any provision hereof or of the Loan Agreement, and in addition thereto such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to Mortgagee, its agents and counsel and any expenses incurred by Mortgagee hereunder.  In the event Mortgagor shall fail forthwith to pay all such amounts upon such demand, Mortgagee shall be entitled and empowered to institute such action or proceedings at law or in equity as may be advised by its counsel for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against Mortgagor and collect, out of the property of Mortgagor wherever situated, as well as out of the Mortgaged Property, in any manner provided by law, moneys adjudged or decreed to be payable.

(a)  Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof; and the right of Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of the lien hereof; and in the event of a sale of the Mortgaged Property, and of the application of the proceeds of sale, as herein provided, to the payment of the debt hereby secured, Mortgagee shall be entitled to enforce payment of, and to receive all amounts then remaining due and unpaid upon, the Mortgagor Notes, and to enforce payment of all other charges, payments and costs of Mortgagor due hereunder, under the Loan Agreement or otherwise in respect of the Loan, and shall be entitled to recover judgment for any portion of the debt remaining unpaid, with interest at the Default Rate.  In case of proceedings against Mortgagor or a Borrower in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, then Mortgagee shall be entitled to prove the whole amount of principal, interest and other sums due upon the Mortgagor Notes to the full amount thereof, and all other payments, charges and costs of Mortgagor due hereunder, under the Loan Agreement or otherwise in respect of Mortgagor’s obligations under the Loan, without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property, provided, however, that in no case shall Mortgagee receive a greater amount than such principal and interest and such other payments, charges and costs from the aggregate amount of the proceeds of the sale of the Mortgaged Property and the distribution from the estates of Mortgagor.

(b)  No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor or Borrowers shall affect in any manner or to any extent, the lien hereof upon the Mortgaged Property or any part thereof, or any liens, rights, powers or remedies of Mortgagee hereunder, but such liens, rights, powers and remedies of Mortgagee shall continue unimpaired as before.

(c)  Any moneys thus collected by Mortgagee under this Section 2.03 shall be applied by Mortgagee in accordance with the provisions of clause (d) of Section 2.02.

Section 2.04.  Actions; Receivers.  After the happening of any Event of Default and immediately upon the commencement of any action, suit or other legal proceedings by Mortgagee to obtain judgment for the principal of, or interest on, the Mortgagor Notes and other sums required to be paid by Mortgagor pursuant to any provision hereof or of the Loan Agreement, or of any other nature in aid of the enforcement of the Mortgagor Notes or hereof or of the Loan Agreement, Mortgagor will (a) waive the issuance and service of process and enter its voluntary appearance in such action, suit or proceeding and (b) if required by Mortgagee, consent to the appointment of a receiver or receivers of all or part of the Mortgaged Property and of any or all of the Rents in respect thereof.  During the existence of any Event of Default, or upon the commencement of any proceedings to foreclose this Mortgage or to enforce the specific performance hereof or in aid thereof or upon the commencement of any other judicial proceeding to enforce any right of Mortgagee, Mortgagee shall be entitled, as a matter of right, if it shall so elect, without the giving of notice to any other party and without regard to the adequacy or inadequacy of any security for the indebtedness secured hereby, forthwith either before or after declaring the unpaid principal of the Mortgagor Notes to be due and payable, to the appointment of such a receiver or receivers. Such appointment may be made either before or after any foreclosure sale without regard to the solvency or insolvency of Mortgagor at the time of application for such receiver and without regard to the then value of the Premises or whether the same shall be then occupied as a homestead or not and Mortgagee may be appointed as such receiver.  Such receiver shall have (i) power to collect the Rents and, in case of a foreclosure sale and a deficiency, during the full statutory period of redemption, whether there be redemption or not, as well as during any further times when Mortgagor, except for the intervention of such receiver, would be entitled to collect such Rents, (ii) power to extend or modify any then existing leases and to make new leases, which extensions, modifications and new leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the maturity date of the indebtedness secured hereby and beyond the date of the issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such leases, and the options or other such provisions to be contained therein, shall be binding upon Mortgagor and all persons whose interest in the Mortgaged Property are subject to the lien hereof and upon the purchaser or purchasers at any foreclosure sale, notwithstanding any redemption from sale, discharge of the indebtedness secured hereby, satisfaction of any foreclosure decree, or issuance of any certificate of sale or deed to any purchaser and (iii) all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Mortgaged Property during the whole of said period, including, without limitation, the powers of Mortgagor as provided in Section 2.01 II above.  The court from time to time may authorize the receiver to apply the net income in his hands in payment, in whole or in part, of (x) the indebtedness secured hereby, or by any decree foreclosing this Mortgage, or any tax, special assessment or other lien which may be or become superior to the lien hereof or of such decree, provided such application is made prior to foreclosure sale and (y) the deficiency in case of a foreclosure sale and deficiency.

Section 2.05.  Mortgagee’s Right to Possession.  Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, or of any of its property, or of the Mortgaged Property or any part thereof, Mortgagee shall be entitled to retain possession and control of all property now or hereafter held hereunder.

Section 2.06.  Remedies Cumulative.  No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.  No delay or omission of  Mortgagee to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Event of Default or any acquiescence therein; and every power and remedy given hereby to Mortgagee may be exercised from time to time as often as may be deemed expedient by Mortgagee.  Nothing herein or in the Mortgagor Notes or the Loan Agreement shall affect the obligation of Mortgagor to pay the principal of, and interest and other sums on, the Mortgagor Notes, and Mortgagor’s obligations under the Loan Agreement in the manner and at the time and place therein respectively expressed.

Section 2.07.  Moratorium Laws; Right of Redemption.  Mortgagor will not at any time insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, nor claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales thereof which may be made pursuant to any provision herein, or pursuant to the decree, judgment or order of any court of competent jurisdiction; nor, after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof and Mortgagor hereby expressly waives all benefit or advantage of any such law or laws, and covenants not to hinder, delay or impede the execution of any power herein granted or delegated to Mortgagee, but to suffer and permit the execution of every power as though no such law or laws had been made or enacted.  Mortgagor, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the Mortgaged Property marshaled upon any foreclosure hereof. Mortgagor hereby waives any and all rights of redemption from sale under any order or decree of foreclosure of this Mortgage on behalf of Mortgagor and all persons beneficially interested therein, and each and every person except decree or judgment creditors of Mortgagor in its representative capacity acquiring any interest in or title to the Premises subsequent to the date of this Mortgage.

Section 2.08.  Mortgagor’s Use and Occupancy after Default.  During the continuance of any Event of Default and pending the exercise by Mortgagee of its right to exclude Mortgagor from all or any part of the Premises, Mortgagor agrees to pay the fair and reasonable rental value for the use and occupancy of the Premises or any portion thereof which are in its, Mortgagor’s or any of their respective affiliates’ possession for such period and, upon default of any such payment, will vacate and surrender possession of the Premises to Mortgagee or to a receiver, if any, and in default thereof may be evicted by any summary action or proceeding for the recovery of possession of premises for non-payment of rent, however designated.

Section 2.09.  Mortgagee’s Rights Concerning Application of Amounts Collected.  Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default, Mortgagee may apply, to the extent permitted by law, any amount collected hereunder to principal, interest or any other sum due under the Mortgagor Notes or the Mortgagor’s obligations under Loan Agreement or otherwise in respect of Mortgagor’s obligations under the Loan in such order and amounts, and to such Obligations, as the Required Banks shall elect in their sole and absolute discretion.

Section 2.10.  Regarding Defenses.  No action for the enforcement of the lien or any provision hereof shall be subject to any defense which would not be good and available to the party interposing the same in an action at law upon the Mortgagor Notes.

Section 2.11.  Expenses as Indebtedness.  In any suit to foreclose the lien hereof (including any partial foreclosure) or to enforce any other remedy of Mortgagee or the Banks under this Mortgage or the Mortgagor Notes or other Loan Documents or otherwise in respect of the Loan, there shall be allowed and included as additional indebtedness in the decree for sale or other judgment or decree all expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee or the Banks for Attorneys’ Fees, appraiser’s fees, outlays for documentary and expert evidence, stenographer’s charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies, Torrens certificates, and similar data and assurances with respect to title and value as Mortgagee or the Banks may deem reasonably necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Premises.

Section 2.12.  Right to Deem All of Property as Real Estate.  In any sale of the Mortgaged Property made pursuant to this Mortgage, Mortgagee, to the extent permitted by applicable law, may elect to deem all of the Mortgaged Property to be real property for purposes thereof.

ARTICLE III

MISCELLANEOUS

Section 3.01.  Assignment of Leases and Rents.  (a)  This Mortgage constitutes a present, absolute, unconditional and irrevocable assignment of all leases now or hereafter existing and of all of the Rents now or hereafter  accruing, and Mortgagor, without limiting the generality of the Granting Clause hereof, specifically hereby presently, absolutely, unconditionally and irrevocably assigns all leases now or hereafter existing and all of the Rents now or hereafter accruing to Mortgagee.  The aforesaid assignment shall be effective immediately upon the execution hereof and is not conditioned upon the occurrence of any Event of Default hereunder or any other contingency or event, provided, however, that Mortgagee hereby grants to Mortgagor the right and license to collect and receive the Rents as they become due, and not in advance, so long as no Event of Default exists hereunder.  Immediately upon the occurrence of any such Event of Default, the foregoing right and license shall be automatically terminated and of no further force or effect.  Nothing contained in this Section or elsewhere herein shall be construed to make Mortgagee a mortgagee in possession unless and until Mortgagee actually takes possession of the Mortgaged Property, nor to obligate Mortgagee to take any action or incur any expense or discharge any duty or liability under or in respect of any leases or other agreements relating to the Mortgaged Property or any part thereof.

(a)  The Assignments of Leases and Rents contained in this Mortgage are intended to provide Mortgagee with all of the rights and remedies of mortgagees pursuant to Section 697.07 of the Florida Statutes (hereinafter "Section 697.07"), as may be amended from time to time.  However, in no event shall this reference diminish, alter, impair, or affect any other rights and remedies of Mortgagee, including but not limited to, the appointment of a receiver, nor shall any provision in this Section diminish, alter, impair or affect any rights or powers of the receiver in law or equity or as set forth herein.  In addition, this assignment shall be fully operative without regard to value of the Property or without regard to the adequacy of the Property to serve as security for the obligations owed by Mortgagor to Mortgagee, and shall be in addition to any rights arising under Section 697.07.  Further, except for the notices required hereunder, if any, Mortgagor waives any notice of default or demand for turnover of rents by Mortgagee, together with any rights under Section 697.07 to apply to a court to deposit the Rents into the registry of the court or such other depository as the court may designate (to the extent such waiver is not prohibited by law).

(b)  In the event of a sale on foreclosure which shall result in a deficiency, this assignment of leases and rents shall stand as security during any redemption period for the payment of such deficiency.  This assignment set forth herein shall include, without limitation an assignment by Mortgagor to Mortgagee of the right, after an Event of Default, to receive and apply the rents, issues, profits, license fees, revenues, charges, accounts and general intangibles arising from the Mortgaged Property located in the State of Florida, or relating to any business conducted by the Mortgagor thereon, under present or future leases, which are hereby specifically assigned and transferred to the Mortgagor.

Section 3.02.  Security Agreement.  This Mortgage constitutes a security agreement under the applicable Uniform Commercial Code with respect to the Chattels and such other of the Mortgaged Property which is personal property. Mortgagor agrees that it will not terminate or amend any financing statements filed in connection with the Loan without Mortgagee’s prior consent. In addition to the rights and remedies granted to Mortgagee by other applicable law or hereby, Mortgagee shall have all of the rights and remedies with respect to the Chattels and such other personal property as are granted to a secured party under the applicable Uniform Commercial Code.  Upon Mortgagee’s request, Mortgagor shall promptly and at its expense assemble the Chattels and such other personal property and make the same available to Mortgagee at a convenient place acceptable to Mortgagee.  Mortgagor shall pay to Mortgagee on demand, with interest at the Default Rate for Base Rate Loans, any and all expenses, including Attorneys’ Fees, incurred by Mortgagee in protecting its interest in the Chattels and such other personal property and in enforcing its rights with respect thereto.  Any notice of sale, disposition or other intended action by Mortgagee with respect to the Chattels and such other personal property sent to Mortgagor in accordance with the provisions hereof at least five (5) days prior to such action shall constitute reasonable notice to Mortgagor.  The proceeds of any such sale or disposition, or any part thereof, may be applied by Mortgagee to the payment of the indebtedness secured hereby in such order and proportions as Mortgagee in its discretion shall deem appropriate.  This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Mortgaged Property and is to be filed for record in the real estate records of each county where any part of the Mortgaged Property (including such fixtures) is situated.  This Mortgage shall also be effective as a financing statement with respect to any other Mortgaged Property as to which a security interest may be perfected by the filing of a financing statement and may be filed as such in any appropriate filing or recording office.  The respective mailing addresses of Mortgagor and Mortgagee are set forth on the first page of this Mortgage.  A carbon, photographic or other reproduction of this Mortgage or any other financing statement relating to this Mortgage shall be sufficient as a financing statement for any of the purposes referred to in this Section.  Mortgagor hereby irrevocably authorizes Mortgagee at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements as authorized by applicable law, required to establish or maintain the validity, perfection and priority of the security interests granted in this Mortgage.

Section 3.03.  Application of Certain Payments.  In the event that all or any part of the Mortgaged Property is encumbered by one or more mortgages held by Mortgagee, Mortgagor hereby irrevocably authorizes and directs Mortgagee to apply any payment received by Mortgagee in respect of any note secured hereby or by any other such mortgage to the payment of such of said notes as Mortgagee shall elect in its sole and absolute discretion, and Mortgagee shall have the right to apply any such payment in reduction of principal and/or interest and in such order and amounts as Mortgagee shall elect in its sole and absolute discretion without regard to the priority of the mortgage securing the note so repaid or to contrary directions from Mortgagor or any other party.

Section 3.04.  Severability.  In the event any one or more of the provisions contained herein or in the Mortgagor Notes or the Loan Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein; provided, however, that if such provision held to be invalid, illegal or unenforceable relates to the payment of any principal or non-default interest under the Mortgagor Notes, then Mortgagee may, at the option of the Required Banks, declare the indebtedness and any other sums secured hereby to be immediately due and payable.

Section 3.05.  Modifications and Waivers.  No provision hereof may be changed, waived, discharged or terminated orally or by any other means except as provided in Section 12.02 of the Loan Agreement.  Any agreement hereafter made by Mortgagor and Mortgagee relating hereto shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance.

Section 3.06.  Notices.  All notices, demands, consents, approvals and statements required or permitted hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally, three (3) days after mailing by registered or certified mail, postage prepaid, or one (1) day after delivery to a nationally recognized overnight courier service providing evidence of the date of delivery, if to Mortgagor at its address stated above to the attention of its Chief Financial Officer, and if to Mortgagee to the attention of both the Head of Portfolio Operations and the Legal Director at its address stated above with a copy to Eurohypo AG, New York Branch, 123 Wacker Drive, Suite 2300, Chicago, Illinois 60606, Attention: Maureen Slentz, or at such other address of which a party shall have notified the party giving such notice in accordance with the provisions of this Section.

Section 3.07.  Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions herein shall run with the land and shall apply to, bind and inure to the benefit of, the respective successors and assigns of Mortgagor and Mortgagee.

Section 3.08.  Limitation on Interest.  Anything herein or in the Mortgagor Notes to the contrary notwithstanding, the respective obligations of Mortgagor hereunder and under the Mortgagor Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by Mortgagee and/or the Banks would be contrary to provisions of law applicable to Mortgagee and/or the Banks limiting the maximum rate of interest that may be charged or collected by Mortgagee and/or the Banks.

Section 3.09.  Counterparts.  This Mortgage may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same mortgage.

Section 3.10.  Substitute Mortgages.  Mortgagor and Mortgagee shall, upon their mutual agreement to do so, execute such documents as may be necessary in order to effectuate the modification hereof, including the execution of substitute mortgages, so as to create two (2) or more liens on the Mortgaged Property in such amounts as may be mutually agreed upon but in no event to exceed, in the aggregate, the Mortgage Amount; in such event, Mortgagor covenants and agrees to pay the reasonable fees and expenses of Mortgagee and its counsel in connection with any such modification.

Section 3.11.  Banks’ Sale of Interests in Loan.  Mortgagor recognizes that any Bank may sell and transfer interests in Mortgagor’s obligations under the Loan to one or more participants or assignees and that all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Mortgagor, Borrowers or Mortgagor’s obligations under the Loan, may be exhibited to and retained by any such participant or assignee or prospective participant or assignee, subject, however, to the confidentiality possessions of Section 12.05 of the Loan Agreement.

Section 3.12.  Governing Law.  This Mortgage shall be construed and enforced in accordance with the laws of the State of Florida.

Section 3.13.  No Merger of Interests.  Unless expressly provided otherwise, in the event that ownership hereof and title to the fee and/or leasehold estates in the Premises encumbered hereby shall become vested in the same person or entity, this Mortgage shall not merge in said title but shall continue to be and remain a valid and subsisting lien on said estates in the Premises for the amount secured hereby.

Section 3.14.  No Credit For Taxes.  Mortgagor shall not claim or demand or be entitled to receive any credit or credits on the principal indebtedness to be secured by this Mortgage, or on the interest payable thereon, for any part of the taxes assessed against the Premises and no deduction shall be made or claimed from the taxable value of the Premises by reason of this Mortgage.

Section 3.15.  No Consent to Contracts.  Neither Mortgagee nor the Banks consents to any contract for labor or materials, and all contracts for labor or materials that will be let by Mortgagor shall at all times be subordinate to the lien of this Mortgage.

Section 3.16.  Termination of Mortgage.  If all of the Obligations secured hereby shall be paid and performed in full, then, and in that event only, all rights under this Mortgage shall terminate and the Mortgaged Property shall become wholly clear of the liens, security interests, conveyances and assignments evidenced hereby.  Notwithstanding the foregoing, no release of this Mortgage or the lien thereof or assignment of this Mortgage, shall be valid unless executed by Mortgagee.

Section 3.17.  Business Loan.  Mortgagor represents and agrees that the Obligations secured hereby (a) constitute a business loan and (b) are exempted transactions under the federal Truth-in-Lending Act (15 U.S.C. Section 1601, et seq.).  None of the forgoing is intended, however, to vitiate or in any way detract from the intention of Mortgagor and Mortgagee to have the laws of the State of New York apply in all respects to the construction and enforcement of the Mortgagor Notes and the Loan Agreement, as said intention is expressly set forth therein.

Section 3.18.  CERTAIN WAIVERS.  MORTGAGOR HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY FORECLOSURE OR SIMILAR ACTION OR PROCEDURE BROUGHT BY MORTGAGEE OR THE BANKS ASSERTING AN EVENT OF DEFAULT HEREUNDER, ANY AND EVERY RIGHT IT MAY HAVE TO (I) A TRIAL BY JURY, (II) INTERPOSE ANY COUNTERCLAIM THEREIN, OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY MORTGAGEE OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE ACTION, SUIT OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY MORTGAGEE OR THE BANKS AND (III) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING.  NOTHING IN THIS SECTION SHALL PREVENT OR PROHIBIT MORTGAGOR FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST MORTGAGEE OR ANY BANK WITH RESPECT TO ANY ASSERTED CLAIM.

Section 3.19.  Additional Waivers.  Mortgagor waives all rights and defenses arising out of an election of remedies by Mortgagee or the Banks, even though that election of remedies, such as a nonjudicial foreclosure with respect to an obligation (x) which is guaranteed or (y) with respect to which a third party has pledged its property as security for the payment thereof, has destroyed such guarantor’s or third party’s rights of subrogation and reimbursement against the principal, if any.

Until the Obligations secured hereby have been paid and performed in full, Mortgagor waives the right of subrogation and waives the right to enforce any remedy which Mortgagee now has or may hereafter have against Mortgagor and any benefit of and any right to participate in, any security now or hereafter held by Mortgagee.

Mortgagor agrees that (i) its Obligations and liabilities hereunder are independent of and in addition to the Obligations of Mortgagor and Borrowers pursuant to the other Loan documents or any other collateral security given to secure the same, (ii) a separate action may be brought to enforce the provisions hereof whether Mortgagor is a party in any such action or not, (iii) Mortgagee may at any time, or from time to time, in its sole discretion (a) extend or change the time of payment and/or performance and/or the manner, place or terms of payment and/or performance of all or any of the Obligations secured by such Loan documents; (b) exchange, release and/or surrender all or any of the collateral security, or any part thereof, by whomsoever deposited, which is now or may hereafter be held by Mortgagee in connection with all or any of such Obligations; (c) sell and/or purchase all or any such collateral at public or private sale, or at any broker’s board, in the manner permitted by law and after giving any notice which may be required, and after deducting all costs and expenses of every kind for collection, sale or delivery, the net proceeds of any such sale may be applied by Mortgagee upon all or any of such Obligations; and (d) settle or compromise with Mortgagor or Borrowers, and/or any other person liable thereon, any and all of such Obligations, and/or subordinate the payment of same, or any part thereof, to the payment of any other debts or claims, which may at any time be due or owing to Mortgagee and/or any other person or entity and (iv) Mortgagee shall be under no obligation to marshal any assets in favor of Mortgagor, or in payment of any or all of such Obligations.

Mortgagor hereby waives (i) except for notices expressly required by the Loan documents, presentment, demand, protest, notice of acceptance, notice of dishonor, notice of nonperformance and any other notice with respect to any of the Obligations of Mortgagor or Borrowers under the Loan documents, and promptness in commencing suit against any party thereto or liable thereon, and/or in giving any notice to or making any claim or demand hereunder upon Mortgagor or Borrowers; (ii) any right to require Mortgagee and/or the Banks to (a) proceed against Mortgagor and/or Borrowers, (b) proceed against or exhaust any security held by Mortgagee or the Banks for the Obligations secured hereby or (c) pursue any remedy in Mortgagee’s or the Banks’ power whatsoever; (iii) any defense arising by reason of any disability or other defense of Mortgagor or Borrowers by reason of the cessation from any cause whatsoever of the liability of Mortgagor or Borrowers other than full payment of such Obligations; (iv) to the fullest extent permitted by applicable law, all rights and benefits purporting to reduce a guarantor’s obligations in proportion to the principal obligation; (v) to the fullest extent permitted by law, all rights and benefits under any law or statute (a) purporting to limit the amount of any deficiency judgment which might be recoverable following the occurrence of a sale pursuant to a power of sale contained in a mortgage or deed of trust and any right to a fair value hearing or any fair value limitation or other limitation on liability or a deficiency based upon the fair value of any collateral after a nonjudicial foreclosure of this Mortgage, (b) stating that no deficiency may be recovered on a real property purchase money obligation, (c) stating that no deficiency may be recovered on a note secured by a mortgage on real property in case such real property is sold under the power of sale contained in such mortgage, and (d) stating that there may be but one form of action on an indebtedness secured by real property, if such laws or statutes, or any of them, have any application hereto or any application to Mortgagor; (vi) to the fullest extent permitted by law, (a) any defense arising as a result of Mortgagee’s or the Banks’ election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code and (b) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code and (vii) the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof, including, without limitation, any rights arising under applicable law.

Mortgagor, in any actual or potential capacity as a guarantor, quasi-guarantor or other surety with respect to the Loan or the Mortgaged Property, hereby makes the following waivers:  Mortgagor hereby waives all rights and defenses that it may have because the Obligations are secured by the Mortgaged Property.  This means, among other things,  (i) Mortgagee and/or the Banks may collect from or realize on any security pledged by Mortgagor without first foreclosing on any or all real or personal property collateral pledged by Borrowers and (ii) if Mortgagee and/or the Banks foreclose on any real property collateral pledged by Mortgagor and/or Borrowers:  (a) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and/or (b) Mortgagee and/or the Banks may collect from or realize on any security pledged by Mortgagor and/or Borrowers even if Mortgagee and/or the Banks, by foreclosing on the real property collateral, have destroyed any right Mortgagee and/or the Banks may have to collect from Mortgagor and/or Borrowers.  This is an unconditional and irrevocable waiver of any rights and defenses that Mortgagor may have because the Obligations are secured by real property.

Mortgagor warrants that (i) this Mortgage was executed at the request of Borrowers, (ii) neither Mortgagee nor any Bank has made any representation to Mortgagor as to the creditworthiness of any other Borrower and (iii) it has established adequate means of obtaining from Borrowers on a continuing basis financial and other information pertaining to Borrowers’ financial condition.  Mortgagor agrees to keep adequately informed from such means as it deems appropriate any facts, events or circumstances which might in any way affect its risks and liabilities hereunder and further agrees that Mortgagee and the Banks shall have no further obligation to disclose to it information or materials acquired in the course of their respective dealings with Mortgagor.

Section 3.20.  Stamp Tax.  If, by the Laws of the United States of America, or of any state, county, or municipality having jurisdiction over Mortgagor or the Premises or any part thereof, any tax is assessed or becomes due in respect of the issuance of the Mortgagor Notes, or the granting or recording of this Mortgage, Mortgagor shall pay such tax in the manner required by such Law.

Section 3.21.  Future Advances.  This Mortgage is given to secure not only existing indebtedness, but also such future advances, whether such advances are obligatory or are to be made at the option of the Mortgagee, or otherwise, as are made within twenty (20) years from the date hereof, to the same extent as if such future advances were made on the date of the execution of this Mortgage»

.  The total amount of indebtedness that may be so secured may decrease or increase from time to time, but the total unpaid principal balance so secured at one time shall not exceed $650,000,000.00, plus interest thereon, and any disbursements made for the payment of taxes, levies or insurance on the Property, plus interest thereon.

Section 3.22.  No Novation.  This Mortgage will not constitute a novation nor have the effect of discharging any liability or obligation evidenced by the Original Mortgage.

Section 3.23.  Partial Releases.  Partial releases of certain portions of the Mortgaged Property shall be permitted in accordance with Section 7.08 of the Loan Agreement.

IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered by Mortgagor.

MORTGAGOR:	DOLPHIN MALL ASSOCIATES LLC, a Delaware limited liability company
SIGNED IN THE PRESENCE OF:	By:The Taubman Realty Group Limited Partnership, a Delaware limited partnership, its sole member
/s/ Brett Kifferstein Printed Name: Brett Kifferstein	By/s/ Steven E. Eder Steven E. Eder, an authorized signatory
/s/ Michelle R. Puricelli Printed Name: Michelle R. Puricelli_

AMENDMENT AND RESTATEMENT ACCEPTED:
MORTGAGEE:	EUROHYPO AG, NEW YORK BRANCH, as Administrative Agent
SIGNED IN THE PRESENCE OF:
/s/ Michelle M. Zupatier Printed Name: Michelle M. Zupatier /s/ Kathy Milk Printed Name: Kathy Milk	By/s/ John Lippmann Name:John Lippmann Title: Director By/s/ Stephen Cox Name:Stephen Cox Title: Director

STATE OF Illinois	)
) SS.
COUNTY OF Cook	)
The foregoing instrument was acknowledged before me this 30th day of October, 2007, by Steven Eder, the Authorized Signatory of Taubman Realty Group Limited Partnership, a Delaware limited partnership, the sole member of Dolphin Mall Associates LLC on behalf of said Limited Partnership and said LLC and said ____________.  He/She is personally known to me or has produced a State of __________ driver’s license as identification.

Sign Name:              /s/ Lisa Strauss
Notary Public

Print Name:                                Lisa Strauss

Serial No. (if any):

[Notarial Seal]

STATE OF New York	)
) SS.
COUNTY OF New York	)
The foregoing instrument was acknowledged before me this 29 day of October, 2007, by John Lippmann and Stephen Cox, authorized signatories of Eurohypo AG, New York Branch on behalf of said bank.

Sign Name:                                /s/ Particia A. Ferro
Notary Public

Print Name:                                Particia A. Ferro

Serial No. (if any):

[Notarial Seal]

DOLPHIN

Exhibit A

Legal Description of the Premises

A portion of the following lands lying in the plat of Dolphin Mall, according to the Plat thereof, as recorded in Plat Book 156, Page 82, Public Records of Miami-Dade County, Florida:

PARCEL 1: - FEE ESTATE

All that portion of the West 3/5 of Section 31, Township 53 South, Range 40 East, lying and being in Miami-Dade County, Florida, which lies South of the following described line:

BEGIN at a point on the East line of the West 3/5 of said Section 31, said point being 285.00 feet North of and parallel with the North line of the South 1/2 of said Section 31; thence S 88° 16' 20" W, at right angles for a distance of 3161.42 feet to the point of intersection with the West line of said Section 31, said point also being the POINT OF TERMINATION of the herein above described line;

LESS:

The East 35.00 feet of the South 1/4 of the West 3/5 of Section 31, Township 53 South, Range 40 East, Miami-Dade County, Florida, and the East 35.00 feet of the South 35.00 feet of the North 1/2 of the South 1/2 of the West 3/5 of Section 31, Township 53 South, Range 40 East, Miami-Dade County, Florida;

AND LESS:

The South 80.00 feet of the West 3/5 of said Section 31, Township 53 South, Range 40 East, Miami-Dade County, Florida, LESS the East 35.00 feet thereof;

AND LESS:

The area bounded by the North line of the South 80.00 feet of said Section 31, and bounded by the West line of the East 35.00 feet of the West 3/5 of said Section 31, and bounded by a 25.00 foot radius arc concave to the Northwest said arc being tangent to both of the last described lines;

AND LESS AND EXCEPT FROM THE ABOVE-DESCRIBED REAL PROPERTY THE PARCEL OF LAND CONVEYED TO THE STATE OF FLORIDA DEPARTMENT OF TRANSPORTATION IN THAT WARRANTY DEED RECORDED IN OFFICIAL RECORDS BOOK 17722, PAGE 4779.

AND LESS AND EXCEPT FROM THE ABOVE-DESCRIBED REAL PROPERTY, THOSE PARCELS OF LAND CONVEYED TO BEACON TRADEPORT COMMUNITY DEVELOPMENT DISTRICT IN THAT WARRANTY DEED (ROADWAY DEDICATIONS) RECORDED IN OFFICIAL RECORDS BOOK 18279, PAGE 3427, AS AFFECTED BY SURVEYOR'S AFFIDAVIT RECORDED IN OFFICIAL RECORDS BOOK 18352, PAGE 2824, AS FURTHER CORRECTED IN WARRANTY DEED DATED MARCH 31, 1999, RECORDED UNDER CLERK'S FILE NO. 99R-235687, IN OFFICIAL RECORDS BOOK 18595, PAGE 3202.

AND LESS AND EXCEPT FROM THE ABOVE-DESCRIBED REAL PROPERTY, THAT PARCEL OF LAND CONVEYED TO BEACON TRADEPORT COMMUNITY DEVELOPMENT DISTRICT IN THAT WARRANTY DEED (CANAL DEDICATION) DATED SEPTEMBER 22, 1998, AND RECORDED IN OFFICIAL RECORDS BOOK 18291, PAGE 3206, AS CORRECTED IN WARRANTY DEED DATED MARCH 31, 1999, RECORDED UNDER CLERK'S FILE NO. 99R235687 IN OFFICIAL RECORDS BOOK 18595, PAGE 3202.

AND LESS AND EXCEPT FROM THE ABOVE-DESCRIBED REAL PROPERTY, THAT PARCEL OF LAND (KNOWN AS TRACT "F", DOLPHIN MALL) CONVEYED TO BEACON TRADEPORT COMMUNITY DEVELOPMENT DISTRICT MORE PARTICULARLY DESCRIBED AS EXHIBIT "A" IN THAT WARRANTY DEED DATED MARCH 31, 1999, AND RECORDED UNDER CLERK'S FILE NO. 99R8235687 IN OFFICIAL RECORDS BOOK 18595, PAGE 3202.

AND LESS AND EXCEPT FROM THE ABOVE-DESCRIBED REAL PROPERTY, THAT PARCEL OF LAND (KNOWN AS TRACT "E", DOLPHIN MALL) CONVEYED TO BEACON TRADEPORT COMMUNITY DEVELOPMENT DISTRICT IN THAT WARRANTY DEED DATED MAY 4, 1999, AND RECORDED UNDER CLERK'S FILE NO. 99R249648 IN OFFICIAL RECORDS BOOK 18606, AT PAGE 724.

AND LESS AND EXCEPT FROM THE ABOVE-DESCRIBED REAL PROPERTY, THAT PARCEL OF LAND CONTAINING 30.48 ACRES MORE OR LESS (LANDSCAPE AND VEHICULAR ACCESS PARCEL) CONVEYED TO BEACON TRADEPORT COMMUNITY DEVELOPMENT DISTRICT BY DOLPHIN MALL ASSOCIATES LIMITED PARTNERSHIP IN THAT WARRANTY DEED DATED MAY 26, 1999, AND RECORDED UNDER CLERK'S FILE NO. 99R413281 IN OFFICIAL RECORDS BOOK 18730, PAGE 4209.

ALSO LESS AND EXCEPT THE FOLLOWING DESCRIBED LANDS:

A parcel of land lying in the West three-fifths (3/5) of Section 31, Township 53 South, Range 40 East, Miami-Dade County, Florida Said parcel lying South of a line formed at right angles from the intersection of a line 285.00 feet North of and parallel with the North line of the South one-half (1/2) of said Section 31 and the East line of said West three-fifths (3/5) of said Section 31, lying East of the Easterly right-of-way line of N.W. 112th Avenue, lying North of the Northerly right-of-way line of N.W. 17th Street, and lying West of the East line of the West three-fifths (3/5) of said Section 31, being more particularly described as follows:

BEGIN at said intersection on said East line of said West three-fifths (3/5) of said Section 31 and said line 285.00 feet North of and parallel with the North line of said South one-half (1/2) of said Section 31; thence South 88° 16' 20" West at right angles to said East line a distance of 418.01 feet to a point of intersection with the Easterly right-of-way line of N.W. 112th Avenue, said right-of-way being 80.00 feet in width; thence South 01°44'10" East along said Easterly right-of-way a distance of 25.61 feet to a point of curvature of a tangent curve concave to the East; thence Southeasterly along the arc of said curve, to the left, having a central angle of 10° 25' 11" and a radius of 1,110.00 feet for an arc distance of 201.86 feet to a point of compound curvature of a tangent curve concave to the Northeast; thence Southeasterly and Easterly along the arc of said curve, to the left, having a central angle of 87° 19' 21" and a radius of 25.00 feet for an arc distance of 38.10 feet to a point of reverse curvature of tangent curve concave to the South, said point being on the North right-of-way line of N.W. 17th Street, said right-of-way being 70.00 feet in width; thence Easterly along said Northerly right-of-way line and said curve, to the right, having a central angle of 09°24'47" and a radius of 435.00 feet for an arc length of 71.47 feet to a point of tangency; thence North 89°39'19" East a distance of 300.52 feet to said East line of said West three-fifths (3/5) of said Section 31; thence North 01°43'40" West along said East line a distance of 250.07 feet to the POINT OF BEGINNING.

ALSO LESS AND EXCEPT:

Tract "C", of DOLPHIN MALL, according to the map or plat thereof, as recorded in Plat Book 156, Page 82, of the Public Records of Miami-Dade County, Florida.

ALSO LESS AND EXCEPT:

Tract "D", of DOLPHIN MALL, according to the map or plat thereof, as recorded in Plat Book 156, Page 82, of the Public Records of Miami-Dade County, Florida.

SAID LANDS SITUATE, LYING AND BEING IN MIAMI-DADE COUNTY, FLORIDA.

PARCEL 2: - EASEMENT ESTATE

All of Dolphin Mall Associates Limited Partnership rights, title and interest in and to that certain easement for surface water runoff and retention, and ingress and egress for the dredging and construction of drainage lakes, and for the removal of fill material, and the use of lake water from drainage lakes for irrigation purposes for the benefit of Parcel 1 over and across those lands more particularly identified as Parcel 100, Tracts M and L and set forth in that Grant of Easement from the State of Florida Department of Transportation to Beacon Tradeport Associates Limited Partnership, a Delaware Limited Partnership and Dolphin Mall Associates Limited Partnership, a Delaware Limited Partnership recorded July 23, 1997 in Official Records Book 17722, Page 4789.

PARCEL 3: - EASEMENT ESTATE:

All of Dolphin Mall Associates Limited Partnership rights, title and interest in and to that certain temporary non-exclusive access easement for pedestrian and vehicular access, ingress and egress over and across the easement area set forth in that Temporary Access Easement Agreement between Beacon Tradeport Community Development District and Dolphin Mall Associates Limited Partnership and Beacon Tradeport Associates Limited Partnership, dated November 23, 1998 recorded December 8, 1998 in Official Records Book 18378, Page 399.

PARCEL 4: - EASEMENT ESTATE:

All of Dolphin Mall Associates Limited Partnership rights, title and interest in and to that certain non-exclusive access easement for the benefit of Parcel 1, under, over and upon the Easement Area for, without limitation, pedestrian, vehicular, utility, sewer, water, telephone, access, ingress and egress over and across the Easement Area more particularly set forth in that Easement Agreement between Beacon Tradeport Community Development District and Dolphin Mall Associates Limited Partnership and Beacon Tradeport Associates Limited Partnership dated May 26, 1999, recorded August 9, 1999, under Clerk's File No. 99R-413282, in Official Records Book 18730, Page 4239.

PARCEL 5 - EASEMENT ESTATE:

All of Dolphin Mall Associate Limited Partnership rights, title and interest in and to that certain non-exclusive easement for the benefit of Parcel 1 for access to the utilities, water and sewer lines, parking areas, streets, driveways, entrances and exits, and other common facilities located on the property of Beacon Tradeport Associates Limited Partnership as set forth and more particularly described in that Easement And Operating Agreement by and among Felix Realty Co., and Beacon Tradeport Associates Limited Partnership and Dolphin Mall Associates Limited Partnership dated May 15, 1997, recorded May 15, 1997 in Official Records Book 17640, Page 2649, as affected by Quit-Claim Deed from Beacon Tradeport Associates Limited Partnership and Dolphin Mall Associates Limited Partnership to the State of Florida Department of Transportation dated July 22, 1997, recorded July 23, 1997 in Official Records Book 17722, Page 4785:

PARCEL 6 - EASEMENT ESTATE:

All of Dolphin Mall Associates Limited Partnership rights, title and interest in and to that certain non-exclusive easement for drainage purposes set forth in that Drainage Easement Agreement (CDD/Dolphin Mall: Tracts E and F) by Beacon Tradeport Community Development District and Dolphin Mall Associates Limited Partnership, dated October 6, 1999, recorded October 12, 1999 in Official Records Book 18816, Page 4581, over through and across the following described Tracts:

TRACT "E"

A portion of the West 3/5 of the South 1/2 of Section 31, Township 53 South, Range 40 East, Miami-Dade County, Florida, being more particularly described as follows:

COMMENCE at the Southwest corner of said Section 31; thence run N 01° 44' 10" W along the West line of said Section 31, a distance of 102.64 feet; thence run N 88° 15' SO" E at right angles, for a distance of 70.00 feet to the intersection with the East line of the West 70.00 feet of the SW 1/4 of said Section 31; thence run N 01° 44' 10" W along said East line of the West 70.00 feet, a distance of 1,417.31 feet to the point of intersection with a non-tangent circular curve, concave to the Northeast, whose Northwesterly prolongation forms a point of tangency with the existing Limited Access Right-of-Way line for State Road 821 (as shown on the Florida Department of Transportation Right-of-Way Map for Section 87005-2310 at Page 6 of 11); thence from a tangent bearing of S 30° 00' 27" E run Southeasterly along said curve to the left, having for its elements a radius of 1,480.00 feet, a central angle of 52° 04' 19" for an arc length of 1,345.07 feet, to the point of tangency; thence run S 82° 04' 45" E, a distance of 1,018.61 feet to the POINT OF BEGINNING of the parcel of land hereinafter to be described; thence continue S 82° 04' 45" E a distance of 1,000.96 feet to the point of intersection with a line 10.00 feet West of and parallel with the West Right-of-Way line of N.W. 111th Avenue as per Right of Way Deed to Miami-Dade County recorded in Official Records Book 13114, at Page 1063, of the Public Records of Miami-Dade County, Florida; thence N 01° 43' 40" W along said parallel line and the West line of the East 45.00 feet of the West 3/5 of Section 31, a distance of 391.22 feet to the point of curvature of a circular curve, concave to the Southwest; thence run Northwesterly along said curve to the left, having for its elements a radius of 1,110.00 feet, a central angle of 07° 07' 32" for an arc length of 138.04 feet to a point of tangency; thence run N 08° 51' 13" W along the last described line for a distance of 60.65 feet to a point of intersection with the North line of the South 1,049.97 feet of said Section 31; thence run S 89° 42' 12" W along said North line for a distance of 317.55 feet to the point of intersection with a non-tangent circular curve, said point bears S 74° 47' S7" E from the center of said curve; thence Southwesterly along the arc of said circular curve to the right concave to the Northwest, having a radius of 560.00 feet and a central angle of 43° 03' 32" for an arc distance of 420.85 feet to the point of tangency; thence run S 58° 15' 35" W for a distance of 104.44 feet to the point of curvature of a circular curve, being concave to the Northwest and having a radius of 460.00 feet; thence Southwesterly along the arc of said circular curve to the right, through a central angle of 39° 39' 40" for an arc distance of 318.42 feet to a POINT OF BEGINNING.

AND:

TRACT '"F":

A portion of the West 3/5 of the South 1/2 of Section 31, Township 53 South; Range 40 East, Miami-bade County, Florida, being more particularly described as follows:

COMMENCE at the Southwest corner of said Section 31; thence run N 01° 44' 10" W along the West line of said Section 31, for a distance of 80.03 feet to the point of intersection with the North Right-of-Way line of N.W. 12th Street (as per Right of Way Deed recorded in Official Records Book 14415, at Page 420, of the Public Records of Miami-Dade County; Florida) said point also being the POINT OF BEGINNING of the parcel of land hereinafter to be described; thence continue N 01° 44' 10" W along said Section line for a distance of 1589.56 'feet to the point of intersection with a nontangent circular curve, said point bears S 66° 23' 30" W from the center of the curve; thence Southeasterly along the arc of said circular curve to the right, concave to the Northeast, having a radius of 1,480.00 feet and a central angle of 06° 23' 55" for an arc distance of 165.29 feet to a point; thence run S 01° 44' 10" E along a line 70.00 feet East of and parallel with the West line of said Section 31, for a distance of 1,417.31 feet to a point curvature of a circular curve, being concave to the Northeast and having a radius of 25.00 feet; thence Northeasterly along the arc of said curve to the right, through a central angle of 88° 33' 24", for an arc distance of 38.64 feet to the point of cusp, said point being on the Northerly Right-of-Way line of N.W. 12th Street (as per Right of Way Deed, recorded in Official Records Book 14415, at Page 420, of the Public Records of Miami-Dade County, Florida); thence S 89° 42' 26" W along the last described line for a distance of 94.40 feet to a point of intersection with the West line of said Section 31, also being the POINT OF BEGINNING.

ALSO LESS AND EXCEPT LANDS CONVEYED TO STATE OF FLORIDA, DEPARTMENT OF TRANSPORTATION BY WARRANTY DEED RECORDED IN OFFICIAL RECORDS BOOK 19523, PAGE 4187 OF THE PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA.